China Green Agriculture, Inc. Announces the
Completion of Registered Direct Offering

XI'AN, China, Dec.17, 2009/PRNewswire-Asia-FirstCall/ -- China Green Agriculture, Inc. (NYSE: CGA; "China Green Agriculture" or "the Company"), a leading producer and distributor of humic acid ("HA") based compound fertilizer through its wholly owned subsidiary, Shaanxi TechTeam Jinong Humic Acid Product Co., Ltd., today announced that it has completed the sale of an additional 320,512 shares of common stock at the public offering price of $15.60 per share, pursuant to the exclusive right granted to Rodman & Renshaw, LLC, a wholly owned subsidiary of Rodman & Renshaw Capital Group, Inc. (Nasdaq: RODM - News) to place an additional $5 million of securities in connection with its public offering dated November 25th, 2009.

This placement brings the total number of shares sold by the Company in this public offering to 1,602,564 and total net proceeds of the public offering of approximately $24.5 million, after deducting underwriting commissions and before other offering expenses payable by the Company. The Company intends to use all of the net proceeds for working capital purposes.

The shares were sold under the Company's previously filed shelf registration statement, which was declared effective by the Securities and Exchange Commission on June 12, 2009. Rodman & Renshaw acted as the exclusive placement agent for the transaction.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful.

About China Green Agriculture, Inc.

China Green Agriculture, Inc. produces and distributes humic acid ("HA") based compound fertilizer through its wholly owned subsidiary, Shaanxi TechTeam Jinong Humic Acid Product Co., Ltd., ("Jinong"). Jinong produces and sells over 130 different kinds of fertilizer products per year. All of Jinong's fertilizer products are certified by the PRC government as green food production materials, as stated by the China Green Food Research Center. Jinong's liquid based fertilizers are highly concentrated liquids which require an application of approximately 120 ml per mu per application. Its average end user has approximately four mu of land (one mu = .165 acres). Jinong also has the capacity to produce highly concentrated powdered fertilizers. China Green Agriculture currently markets its fertilizer products to private wholesalers and retailers of agricultural farm products in 21 provinces, 4 autonomous regions and 3 municipal cities in the PRC. The leading five provinces which collectively accounted for 36.0% of the Company's fertilizer revenue for the three months ended September 30, 2009 are Shandong (10.5%), Shaanxi (8.3%), Heilongjiang (6.4%), Henan (5.6%) and Anhui (5.2%). For more information, visit http://www.cgagri.com ..

Safe Harbor Statement

This press release contains forward-looking statements concerning the Company's business, products and financial results. The Company's actual results may differ materially from those anticipated in the forward-looking statements depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology, and various other factors beyond the Company's control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risk factors detailed in the Company's reports filed with the Securities and Exchange Commission. China Green Agriculture undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

For more information, please contact:

In the US:
China Green Agriculture, Inc.
Ms. Ying Yang, Chief Financial Officer
Tel:   +1-626-623-2575
Email: yangying@cgagri.com

OR

HC International, Inc.
Ted Haberfield, Executive VP
Tel:   +1-760-755-2716
Email: thaberfield@hcinternational.net

In China:

China Green Agriculture, Inc.
Mr. Jonnie Wang, Secretary of Board, Investor Relations Officer
Tel:   +86-29-8826-6368
Email: wangxilong@cgagri.com